Exhibit 99.1

TRUNITY HOLDINGS APPOINTS IVAN BERKOWITZ TO BOARD OF DIRECTORS

Portsmouth, NH – (Marketwired) – December 2, 2013 – Trunity Holdings, Inc. (OTCBB/OTCQB:TNTY) (“Trunity”), the creator of the Trunity eLearning Platform that empowers higher education, K-12, corporate enterprises and government agencies worldwide to create, manage and share knowledge, today announced the appointment of Ivan Berkowitz, Ph.D. to the Company’s Board of Directors.

Dr. Berkowitz is a corporate executive and advisor with 40 years of professional experience in the financial and real estate industries.  He has acted as a corporate advisor on matters that pertain to corporate structure and governance, transfer pricing, European Union antitrust law, mergers and international syndication.  In 2003, he founded and has since served as the Chairman of Great Court Capital, a global structured finance and traditional merchant banking firm based in New York City, active in identifying, investing and managing the investment process for a syndicate of high net worth individuals, hedge funds and institutions.

Until its sale in 2003, Dr. Berkowitz served as senior managing partner of Avatar Associates, a New York-based institutional asset management firm managing $1.8 billion in assets. He has been a member of the boards of directors of both public and private companies, domestically and internationally. In addition to these activities, he is a Board member of the Council for Economic Education, is a past board member of Yeshiva College and Cambridge in America, and is also a Life Member of the Cambridge Union.   Dr. Berkowitz holds a Ph.D. in International Law from Cambridge University, an MBA in Finance (honors) from Baruch College and a B.A. cum laude in Economics from Brooklyn College.  He has guest lectured at professional and academic forums that have included Young Presidents’ Organization, Cambridge University, Whittier College School of Law, and New York University’s Center for Law and Business. Over the years, he has contributed to media, business, law and academic journals, including the Cambridge Law Journal and Juris Doctor.

“We are delighted to welcome Ivan to our Board of Directors and are confident that his world-class corporate and finance experience and trusted guidance will prove highly valuable to Trunity as we continue to establish our Company as a leader in the global education market place,” stated Arol Buntzman, Chairman and CEO of Trunity.  Continuing, he added, “Ivan has already proven instrumental in introducing Trunity to major academic organizations and non-profit institutions who could benefit from the Trunity eLearning Platform – each representing exciting new business development opportunities for our Company.”

About Trunity Holdings, Inc.

Founded in 2009, Trunity Holdings, Inc. (OTCBB/OTCQB: TNTY) (“Trunity”) has developed a collaborative knowledge management, publishing and education delivery platform, which provides an end-to-end solution for the rapidly growing eTextbook, eLearning and enterprise training marketplaces. As a result of the platform’s innovative multi-tenant cloud-based architecture, Trunity allows content from multiple sources to be assembled into customized living digital textbooks and courseware and delivered with real-time updates directly to the student on any Internet-enabled computer or mobile device. The content powered by Trunity is seamlessly integrated with learning management, social collaboration, standards alignment, real-time analytics and royalty-tracking functionality. Trunity currently hosts a growing global community of over 4,300 expert contributors made up of top scientists and educators, who create peer-reviewed educational content. The Company’s clients include leading colleges, universities, K-12 schools, corporate enterprises and government agencies worldwide. Headquartered in Portsmouth, New Hampshire, Trunity has operations in North America and Ukraine. For more information, visit http://www.trunity.com/.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect Trunity Holdings Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

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Kathy Addison, Chief Operating Officer
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